Earnings Release

Mastercard Incorporated Reports
First-Quarter 2018 Financial Results

•	Record first-quarter net income of $1.5 billion, or $1.41 per diluted share

•	Record first-quarter adjusted net income of $1.6 billion, or $1.50 per adjusted diluted share

•	Record first-quarter net revenue of $3.6 billion, or an increase of 31%

•	First-quarter gross dollar volume up 14% and purchase volume up 15%

Purchase, NY - May 2, 2018 - Mastercard Incorporated (NYSE: MA) today announced financial results for the first quarter 2018.

“We’re off to a very strong start to the year, with record revenue and earnings this quarter, as we continue to execute against our strategy,” said Ajay Banga, Mastercard president and CEO. “We are investing in areas such as safety and security and our digital solutions to drive long-term growth, with a focus on delivering simple and secure transactions across all channels.”

Quarterly Results

Summary of First-Quarter Operating Results Amounts in billions ($), except per share data			Increase / (Decrease)
	Q1 2018	Q1 2017	Reported GAAP	Currency-neutral
Net revenue	$3.6	$2.7	31%	27%
Operating expenses	$1.8	$1.2	43%	39%
Operating income	$1.8	$1.5	21%	16%
Operating margin	51.0%	55.1%	(4.1) ppt	(4.4) ppt
Effective income tax rate	17.3%	26.9%	(9.6) ppt	(9.5) ppt
Net income	$1.5	$1.1	38%	32%
Diluted earnings per share	$1.41	$1.00	41%	36%

Summary of First-Quarter Non-GAAP Results[1] Amounts in billions ($), except per share data			Increase / (Decrease)
	Q1 2018	Q1 2017	As adjusted	Currency-neutral
Net revenue	$3.6	$2.7	31%	27%
Adjusted operating expenses	$1.6	$1.2	35%	32%
Adjusted operating margin	54.2%	55.6%	(1.4) ppt	(1.8) ppt
Adjusted effective income tax rate	17.7%	26.9%	(9.2) ppt	(9.2) ppt
Adjusted net income	$1.6	$1.1	45%	39%
Adjusted diluted earnings per share	$1.50	$1.01	49%	43%

1 The Summary of Non-GAAP Results excludes the impact of special items (“Special Items”) and/or foreign currency. See Non-GAAP reconciliations on page 10 for further information on the Special Items, the impact of foreign currency and the reconciliation to GAAP reported amounts.

-more-

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The following additional details are provided to aid in understanding Mastercard’s first-quarter 2018 results, versus the year-ago period:

•
Net revenue increased 31% as reported, or 27% on a currency-neutral basis. The new revenue recognition rules and acquisitions contributed 4 and 2.5 percentage points to this growth, respectively. Excluding those items, underlying revenue growth was 20%, driven by the impact of the following factors:

◦	An increase in switched transactions of 17%, adjusted for the impact of the Venezuela deconsolidation, to 16.7 billion.

◦	An increase in cross-border volumes of 21% on a local currency basis.

◦	A 14% increase in gross dollar volume, on a local currency basis, to $1.4 trillion.

◦	These increases were partially offset by an increase in rebates and incentives, primarily due to increased volumes and new and renewed agreements.

•
Total operating expenses increased 43%. Excluding the impact of Special Items, adjusted operating expenses increased 35%, or 32% on a currency-neutral basis. This includes 8 percentage points of growth from acquisitions, 8 percentage points of growth from our $100 million contribution to the Mastercard Center for Inclusive Growth, a non-profit charitable organization, and 3 percentage points of growth from the adoption of the new revenue recognition rules. The remaining underlying expense growth of 12 percentage points is primarily related to our continued investments in strategic initiatives.

•
Other income (expense) was favorable versus the year ago period, primarily due to the lapping of impairment charges taken in the same period last year and higher investment income, partially offset by higher interest expense related to our debt issuance in February 2018.

•
The effective tax rate for the first quarter of 2018 was 17.3%, versus 26.9% for the comparable period in 2017, primarily due to a lower enacted statutory tax rate in the U.S. Excluding Special Items, the adjusted effective tax rate for the first quarter was 17.7%, versus 26.9% for the comparable period in 2017. On an adjusted basis, the U.S. tax reform contributed approximately 4.5 percentage points to the lower tax rate versus year-ago.

•	As of March 31, 2018, the company’s customers had issued 2.4 billion Mastercard and Maestro-branded cards, adjusted for the impact of the Venezuela deconsolidation.

Return of Capital to Shareholders

During the first quarter of 2018, Mastercard repurchased approximately 7.9 million shares at a cost of $1.4 billion and paid $263 million in dividends. Quarter-to-date through April 27, the company repurchased an additional 3.5 million shares at a cost of $608 million, which leaves $3.3 billion remaining under current repurchase program authorizations.

First-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its first-quarter results.

The dial-in information for this call is 833-236-5755 (within the U.S.) and 647-689-4183 (outside the U.S.). A replay of the call will be available for 30 days and can be accessed by dialing 800-585-8367 (within the U.S.) and 416-621-4642 (outside the U.S.), using passcode 5073027.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor. Presentation slides used on this call will also be available on the website.

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Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates on a currency-neutral basis represents a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates for both the translational and transactional impacts in our operating results.

About Mastercard Incorporated

Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry.  Our global payments processing network connects consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories.  Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone.  Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to Mastercard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.

Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:

•
direct regulation of the payments industry (including regulatory, legislative and litigation activity with respect to interchange fees, surcharging and the extension of current regulatory activity to additional jurisdictions or products)

•	the impact of preferential or protective government actions

•	regulation to which we are directly or indirectly subject based on our participation in the payments industry (including anti-money laundering and economic sanctions, financial sector oversight,

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real-time account-based payment systems, issuer practice regulation and regulation of internet and digital transactions)

•	the impact of changes in laws, including the recent U.S. tax legislation, regulations and interpretations thereof, or challenges to our tax positions

•	regulation of privacy, data protection and security

•	potential or incurred liability and limitations on business resulting from litigation

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure)

•	the challenges relating to rapid technological developments and changes

•	the challenges relating to operating an account-based payment system in addition to our core network and to working with new customers and end users

•	the impact of information security incidents, account data breaches, fraudulent activity or service disruptions on our business

•
issues related to our relationships with our financial institution customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation)

•	the impact of our relationships with other stakeholders, including merchants and governments

•	exposure to loss or illiquidity due to settlement guarantees and other significant third-party obligations

•
the impact of global economic and political events and conditions (including global financial market activity, declines in cross-border activity, negative trends in consumer spending, the effect of adverse currency fluctuation and the effects of the U.K.’s proposed withdrawal from the E.U.)

•	reputational impact, including impact related to brand perception

•	issues related to acquisition integration, strategic investments and entry into new businesses
For additional information on these and other factors that could cause Mastercard’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequent reports on Forms 10-Q and 8-K.

###

Contacts:
Investor Relations: Warren Kneeshaw or Gina Accordino, investor.relations@mastercard.com, 914-249-4565.
Media Relations: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153.

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
	(in millions, except per share data)
Net Revenue	$3,580	$2,734
Operating Expenses
General and administrative	1,294	951
Advertising and marketing	224	170
Depreciation and amortization	120	92
Provision for litigation settlements	117	15
Total operating expenses	1,755	1,228
Operating income	1,825	1,506
Other Income (Expense)
Investment income	17	15
Interest expense	(43)	(39)
Other income (expense), net	4	(4)
Total other income (expense)	(22)	(28)
Income before income taxes	1,803	1,478
Income tax expense	311	397
Net Income	$1,492	$1,081

Basic Earnings per Share	$1.42	$1.00
Basic Weighted-Average Shares Outstanding	1,051	1,078
Diluted Earnings per Share	$1.41	$1.00
Diluted Weighted-Average Shares Outstanding	1,057	1,082

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31, 2018	December 31, 2017
	(in millions, except per share data)
ASSETS
Cash and cash equivalents	$6,890	$5,933
Restricted cash for litigation settlement	548	546
Investments	1,378	1,849
Accounts receivable	2,122	1,969
Settlement due from customers	1,531	1,375
Restricted security deposits held for customers	965	1,085
Prepaid expenses and other current assets	1,273	1,040
Total Current Assets	14,707	13,797
Property, plant and equipment, net of accumulated depreciation of $748 and $714, respectively	839	829
Deferred income taxes	350	250
Goodwill	3,104	3,035
Other intangible assets, net of accumulated amortization of $1,173 and $1,157, respectively	1,118	1,120
Other assets	2,826	2,298
Total Assets	$22,944	$21,329
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND EQUITY
Accounts payable	$370	$933
Settlement due to customers	1,280	1,343
Restricted security deposits held for customers	965	1,085
Accrued litigation	828	709
Accrued expenses	4,501	3,931
Other current liabilities	1,004	792
Total Current Liabilities	8,948	8,793
Long-term debt	6,469	5,424
Deferred income taxes	64	106
Other liabilities	1,661	1,438
Total Liabilities	17,142	15,761

Commitments and Contingencies

Redeemable Non-controlling Interests	71	71

Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,384 and 1,382 shares issued and 1,034 and 1,040 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 14 and 14 issued and outstanding, respectively	—	—
Additional paid-in-capital	4,367	4,365
Class A treasury stock, at cost, 350 and 342 shares, respectively	(22,143)	(20,764)
Retained earnings	23,852	22,364
Accumulated other comprehensive income (loss)	(373)	(497)
Total Stockholders’ Equity	5,703	5,468
Non-controlling interests	28	29
Total Equity	5,731	5,497
Total Liabilities, Redeemable Non-controlling Interests and Equity	$22,944	$21,329

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
	(in millions)
Operating Activities
Net income	$1,492	$1,081
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	287	266
Depreciation and amortization	120	92
Share-based compensation	43	39
Deferred income taxes	(46)	8
Other	1	9
Changes in operating assets and liabilities:
Accounts receivable	(80)	(120)
Settlement due from customers	(156)	8
Prepaid expenses	(375)	(660)
Accrued litigation and legal settlements	111	13
Restricted security deposits held for customers	(141)	(19)
Accounts payable	(62)	57
Settlement due to customers	(63)	(124)
Accrued expenses	(140)	10
Net change in other assets and liabilities	44	67
Net cash provided by operating activities	1,035	727
Investing Activities
Purchases of investment securities available-for-sale	(108)	(205)
Purchases of investments held-to-maturity	(123)	(377)
Proceeds from sales of investment securities available-for-sale	198	89
Proceeds from maturities of investment securities available-for-sale	108	151
Proceeds from maturities of investments held-to-maturity	430	320
Purchases of property, plant and equipment	(82)	(64)
Capitalized software	(44)	(30)
Other investing activities	(12)	(7)
Net cash provided by (used in) investing activities	367	(123)
Financing Activities
Purchases of treasury stock	(1,352)	(962)
Dividends paid	(263)	(238)
Proceeds from debt	991	—
Tax withholdings related to share-based payments	(77)	(46)
Cash proceeds from exercise of stock options	40	19
Other financing activities	(4)	(10)
Net cash used in financing activities	(665)	(1,237)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	95	35
Net increase (decrease) cash, cash equivalents, restricted cash and restricted cash equivalents	832	(598)
Cash, cash equivalents, restricted cash and restricted cash equivalents - beginning of period	7,592	8,273
Cash, cash equivalents, restricted cash and restricted cash equivalents - end of period	$8,424	$7,675

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended March 31, 2018
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Purchase Trans. Growth	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$448	19.3%	13.5%	$305	12.0%	4,866	17.0%	$144	16.7%	1,478	726
Canada	39	14.6%	9.4%	37	9.7%	554	10.5%	2	4.3%	6	56
Europe	407	30.8%	18.6%	269	21.8%	6,468	29.5%	138	12.8%	936	484
Latin America	102	19.0%	17.2%	65	22.1%	2,061	19.0%	37	9.4%	264	170
Worldwide less United States	996	23.5%	15.7%	676	16.5%	13,949	22.5%	320	14.1%	2,684	1,436
United States	419	10.5%	10.5%	359	11.0%	6,354	9.9%	60	7.5%	327	416
Worldwide	1,415	19.3%	14.1%	1,035	14.5%	20,303	18.3%	380	13.0%	3,011	1,852
Mastercard Credit and Charge Programs
Worldwide less United States	530	19.5%	12.2%	490	13.3%	7,449	15.1%	40	0.7%	171	606
United States	194	8.9%	8.9%	185	8.8%	2,020	7.1%	9	12.4%	8	210
Worldwide	725	16.5%	11.3%	675	12.0%	9,468	13.3%	49	2.7%	179	816
Mastercard Debit Programs
Worldwide less United States	466	28.4%	20.0%	186	26.1%	6,500	32.3%	280	16.3%	2,514	830
United States	225	11.8%	11.8%	174	13.4%	4,334	11.2%	50	6.6%	319	205
Worldwide	691	22.5%	17.2%	360	19.6%	10,834	23.0%	331	14.7%	2,833	1,036

	For the 3 months ended March 31, 2017
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Purchase Trans. Growth	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$376	6.3%	7.8%	$256	8.9%	4,159	23.9%	$119	5.5%	1,275	635
Canada	34	17.0%	12.3%	32	13.1%	502	12.4%	2	-2.6%	6	48
Europe	311	-2.4%	1.3%	199	-3.2%	4,994	2.8%	112	10.4%	861	441
Europe Adj. for Article 8			14%		17%		22%
Latin America	86	17.4%	15.5%	55	18.1%	1,731	16.7%	32	11.1%	254	167
Worldwide less United States	807	4.2%	6.1%	543	5.2%	11,387	12.2%	265	8.1%	2,396	1,291
WW Less US Adj. for Article 8			11%		13%		21%
United States	379	1.9%	1.9%	324	2.3%	5,782	0.1%	56	-0.4%	320	391
Worldwide	1,187	3.4%	4.7%	866	4.1%	17,168	7.8%	320	6.5%	2,716	1,683
Worldwide Adj. for Article 8			8%		9%		13%
Mastercard Credit and Charge Programs
Worldwide less United States	444	5.5%	7.2%	407	7.6%	6,472	12.0%	37	2.5%	175	569
United States	178	5.4%	5.4%	170	4.9%	1,885	2.3%	8	16.0%	8	202
Worldwide	623	5.4%	6.7%	577	6.8%	8,358	9.7%	46	4.7%	183	771
Mastercard Debit Programs
Worldwide less United States	363	2.7%	4.8%	136	-1.6%	4,914	12.6%	227	9.1%	2,221	723
United States	201	-1.0%	-1.0%	154	-0.3%	3,896	-0.9%	47	-2.9%	312	189
Worldwide	564	1.3%	2.7%	289	-1.0%	8,810	6.2%	275	6.8%	2,533	912

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period.
Effective Q1 2018, our operational metrics reflect the impact of the Venezuela deconsolidation. Prior to Q1 2018, all metrics include Venezuela.

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions and cards on a regional and global basis for Mastercard™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than Mastercard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with Mastercard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with Mastercard-branded cards for the relevant period. The number of cards includes virtual cards, which are Mastercard-branded payment accounts that do not generally have physical cards associated with them.

The Mastercard payment product is comprised of credit, charge, debit and prepaid programs, and data relating to each type of program is included in the tables. Debit programs include Mastercard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving Mastercard-branded cards that are not switched by Mastercard and transactions for which Mastercard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which Mastercard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. Mastercard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by Mastercard customers and is subject to verification by Mastercard and partial cross-checking against information provided by Mastercard’s transaction switching systems. The data set forth in the cards columns is provided by Mastercard customers and is subject to certain limited verification by Mastercard. A portion of the data set forth in the cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by Mastercard’s customers subsequent to the date of its release.

Article 8 of the EU Interchange Fee Regulation related to card payments that became effective June 9, 2016 states that a network can no longer charge fees on domestic EEA payment transactions that do not use its payment brand. Prior to that, Mastercard collected a de minimis assessment fee in a few countries, particularly France, on transactions with Mastercard co-badged cards if the brands of domestic networks (as opposed to Mastercard) were used. As a result, the non-Mastercard co-badged volume is no longer being included.

To aid in understanding the underlying trends in the business, the table above reflects adjusted growth rates for the impact of Article 8, by eliminating the related co-badged volumes where relevant.

Performance information for prior periods can be found in the “Investor Relations” section of the Mastercard website at www.mastercard.com/investor.

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Non-GAAP Reconciliations

	Three Months Ended March 31, 2018
	Operating expenses	Operating margin	Effective income tax rate	Net income	Diluted earnings per share
	($ in millions, except per share data)
Reported - GAAP	$1,755	51.0%	17.3%	$1,492	$1.41
Special Items[1]	(117)	3.2%	0.4%	89	0.08
Non-GAAP	$1,638	54.2%	17.7%	$1,581	$1.50

	Three Months Ended March 31, 2017
	Operating expenses	Operating margin	Effective income tax rate	Net income	Diluted earnings per share
	($ in millions, except per share data)
Reported - GAAP	$1,228	55.1%	26.9%	$1,081	$1.00
Special Item[2]	(15)	0.5%	—%	10	0.01
Non-GAAP	$1,213	55.6%	26.9%	$1,091	$1.01

	Three Months Ended March 31, 2018 as compared to the Three Months Ended March 31, 2017
	Increase/(Decrease)
	Net revenue	Operating expenses	Operating margin	Effective income tax rate	Net income	Diluted earnings per share
Reported - GAAP	31%	43%	(4.1) ppt	(9.6) ppt	38%	41%
Special Items [1,2]	—%	(8)%	2.7 ppt	0.4 ppt	7%	8%
Non-GAAP	31%	35%	(1.4) ppt	(9.2) ppt	45%	49%
Foreign currency [3]	(4)%	(3)%	(0.4) ppt	– ppt	(6)%	(6)%
Non-GAAP - currency-neutral	27%	32%	(1.8) ppt	(9.2) ppt	39%	43%
Note: Tables may not sum due to rounding.
1 Impact of the following provisions for litigation in Q1'18: $70 million ($53 million after tax, or $0.05 per diluted share) related to litigation settlements with Pan-European merchants, $27 million ($21 million after tax, or $0.02 per diluted share) related to an increased reserve for our U.S. merchant opt-out cases and $19 million ($15 million after tax, or $0.01 per diluted share) related to litigation settlements with U.K. merchants.
2 Impact of a provision for litigation in Q1’17 of $15 million ($10 million after tax, or $0.01 per diluted share) related to a litigation settlement with Canadian merchants.
3 Represents the foreign currency translational and transactional impact.